Exhibit 10.1

CNET Networks, Inc.

Outside Director Compensation Plan

Originally adopted by the Board of Directors June 10, 2003

Revised July 19, 2005 and October 17, 2006

Plan Objective

The CNET Networks, Inc. Outside Director Compensation Plan is designed to attract and retain board members who possess the highest qualifications, integrity and independence and to compensate them appropriately for their services.

Eligibility

The Plan is available to members of the CNET Networks Board of Directors who are not employees of the Company and who have not served in such capacity during the previous three years.

Effective Date of the Plan

The revised Plan is in effect from and after the effective date hereof and shall remain in effect until repealed by the Board of Directors and the Governance and Nominating Committee, and supercedes any prior plan.

Plan Administration

The Governance and Nominating Committee is responsible for administering the Plan in its sole discretion and judgment.

Annual Cash Retainer

Each member of the Board of Directors shall receive an annual retainer of $15,000 payable in cash in equal installments on a quarterly basis within thirty days following the end of the quarter. Payments shall be pro-rated to reflect service for periods of less than a full quarter. In the event of a director’s resignation or removal, a pro rated payment shall be made within thirty days of termination of service.

The Chairman on the Board shall receive an annual retainer of $10,000, the Chair of the Audit Committee shall receive an annual retainer of $8,000 and the Chair of each other committee shall receive an annual retainer of $5,000, payable in the same manner as the board retainer.

Meeting Fees

Each member of the Board of Directors shall receive a fee equal to $2,000 for each board meeting attended in person and $500 for each board meeting attended by telephone. Each member of a committee shall receive a fee equal to $1,000 for each committee meeting attended, whether in person or by phone, provided that no fees shall be paid with respect to committee meetings held in conjunction with board meetings. Meeting fees shall be paid within thirty days of the end of each quarter for all meetings held during the quarter.

Option Grants

Each director shall be entitled to an annual option grant in the amount of 20,000 shares. The grant shall be made on the same date as the annual company-wide grant to all employees pursuant to the same form of agreement used for annual director grants prior to the adoption of this Plan. Removal of restrictions on sale of shares acquired pursuant to the option grant shall occur in 12 equal monthly installments, beginning on the first day of the first month beginning after the effective date of grant and subject to acceleration in the event of a sale of the Company (as provided in the form of agreement).

In addition, upon joining the board, a member shall be entitled to receive an option grant in the amount of 60,000 options pursuant to the same form of agreement used for initial director grants prior to the adoption of this Plan, with restrictions on sale of shares acquired pursuant to the option grant to be removed 1/3 on the first anniversary of the grant and 1/36 per month thereafter, subject to acceleration in the event of a sale of the Company (as provided in the form of agreement).

If the Board shall have a non-executive Chairman, such individual shall be entitled to an additional annual option grant in the amount of 20,000 shares. In the instance of the first such chairman appointed on October 10, 2006, such first annual grant shall be made upon the effective date of the adoption of this Plan. Thereafter, the grant shall be made in conjunction with the annual company-wide grant to all employees. The grant shall be made pursuant to the same form of agreement used for annual director grants prior to the adoption of this Plan. Removal of restrictions on sale of shares acquired pursuant to the option grant shall occur in 12 equal monthly installments, beginning on the first day of the first month beginning after the effective date of grant, subject to acceleration in the event of a sale of the Company (as provided in the form of agreement).